Exhibit 99.1


             Superior Financial Corp. Announces Additional
                       Stock Repurchase Program


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 1, 2003--Superior Financial Corp. (NASDAQ: SUFI), announced today that its Board of Directors has authorized the repurchase of up to 405,000 shares of common stock on the open market. The repurchased shares will be used in connection with the Company's stock option plan and for other general corporate purposes. This is the fifth stock repurchase program authorized by the Board; under the previous four programs, the company has repurchased a total of 1,844,401 shares of common stock or approximately 18% of the outstanding shares over the past three years.
    C. Stanley Bailey, Chairman & CEO, stated, "The Board is pleased to have reached the point in the company's evolution to begin directly rewarding our loyal shareholders, while also recognizing the true value of our company by reinvesting in our own shares."
    Superior Financial Corp. is the holding company of Superior Bank, which is a $1.7 billion federal savings bank operating 61 full service branch and loan production offices in Arkansas and Oklahoma. The bank has three active subsidiaries - Superior Financial Services, Inc., providing discount brokerage and full service investment advisory services, Southwest Protective Life Insurance Company and Superior Finance Company, a consumer finance operation. Superior Financial Corp. stock is traded on the NASDAQ National Market under the symbol SUFI.
    Pursuant to the Safe Harbor provisions of Private Securities Litigation Reform Act of 1995, the reader is cautioned that this announcement contains "forward looking statements" regarding Superior's future performance which are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.


    CONTACT: Superior Financial Corp., Little Rock
             Robert A. Kuehl, 501/324-7255